UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2003

AVIVA PETROLEUM INC.

(Exact name of registrant as specified in its charter)

Texas	0-22258	75-1432205
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8235 Douglas Avenue,

Suite 400, Dallas, Texas 75225

(Address of principal executive offices)

(214) 691-3464

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 9. Regulation FD Disclosure

On June 25, 2003, registrant issued a press release entitled “Aviva Updates Colombia Drilling.” The text of the press release is as follows:

Aviva Updates Colombia Drilling

DALLAS, TEXAS, June 25, 2003 . . . Aviva Petroleum Inc. (OTC BB: “AVVP”) reports that the INCHIYACO #1 exploratory well in the Putumayo Basin of Southwest Colombia has reached a total depth of 7,995 feet. Electric logs were run and casing has been set. The operator perforated 46 feet in the Caballos formation between 7,916 to 7,950 feet and 7,964 to 7,976 feet and production tests recovered fresh water and no oil. In the lower U Sand intervals from 7,430 to 7,470 feet and 7,480 to 7,520 feet (a total of 80 feet) were perforated. Production tests over a 3 day period have recovered fluid with high water cuts, the last measurement being a 59% water cut, yielding net oil recovery at a rate of approximately 215 barrels of oil per day (approximately 32 barrels of oil per day net to Aviva). Over the next several days further tests will be conducted, including perforation of 8 feet of section around 7,355 feet in the upper U interval, and the well will be completed. This work may improve the above results, but there can be no assurance that this will be the case.

Ron Suttill, CEO of Aviva, said: “This result is a disappointment in that expectations from updated reprocessing and reinterpretation of 2D and 3D seismic data regarding the complicated geology of this area have not been confirmed by drilling. Total cost of the Inchiyaco well will be over $5.2 million, compared to an original estimate of $4.2 million. Ongoing activities in Colombia, including resumption of cash distributions, are under review now with the operator, Argosy Energy International.”

Aviva Petroleum is engaged in exploration for and the development and production of oil and gas in Colombia and offshore the United States.

Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, general economic conditions, volatility of oil and gas prices, the impact of possible geopolitical occurrences world-wide, imprecision of reserve estimates, the assessment of geological and geophysical data, changes in laws and regulations, unforeseen engineering and mechanical or technological difficulties in drilling, working-over and operating wells, and other risks described in the Company’s filings with the Securities and Exchange Commission.

Further Information: Ron Suttill, Aviva Petroleum Inc., Dallas, Texas, 214 691 3464

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIVA PETROLEUM INC.

Date: June 26, 2003	/s/ James L. Busby
James L. Busby Secretary, Treasurer and Chief Financial Officer

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